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                                                                      EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
GP Strategies Corporation.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 33-26261) and Registration Statements on Form S-3 (File Nos. 333-97531 and 333-110611) of GP Strategies Corporation and subsidiaries of our report dated March 16, 2005, with respect to the consolidated balance sheets of GP Strategies Corporation as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2004 annual report on Form 10-K/A of GP Strategies Corporation.

Baltimore, Maryland
April 4, 2005